                                                                    Exhibit 99.1

[DELPHI LOGO]                                          1105 North Market Street
                                                              Suite 1230
                                                      Wilmington, Delaware 19801
                                                          www.delphifin.com

Press Release

     Contact: Bernard J. Kilkelly                          For Immediate Release
              Vice President, Investor Relations           4/26/05
     Phone:   212-303-4349
     E-mail:  bernie-kilkelly@dlfi.com

      DELPHI FINANCIAL ANNOUNCES FIRST QUARTER 2005 OPERATING EPS OF $0.87
                        AND NET INCOME PER SHARE OF $0.91

Wilmington, Delaware - April 26, 2005 - Delphi Financial Group, Inc. (NYSE: DFG) announced today that net income in the first quarter of 2005 was $30.1 million, or $0.91 per share, compared to $30.6 million, or $0.94 per share, in the first quarter of 2004. Net income in the first quarter of 2005 included after-tax realized investment gains of $1.2 million, or $0.04 per share, while net income in the first quarter of 2004 included after-tax realized investment gains of $3.4 million, or $0.11 per share.

Operating earnings (1) in the first quarter of 2005 were $28.9 million, or $0.87 per share, compared with operating earnings of $27.2 million, or $0.83 per share, in the first quarter of 2004.

Core group employee benefit premiums in the first quarter of 2005 grew 19% from the first quarter a year ago, reaching $225.7 million. This growth was driven by a 38% increase in group disability premiums at Delphi's Reliance Standard Life subsidiary and a 15% increase in premiums from excess workers' compensation insurance for self-insured employers, the leading product of Delphi's Safety National subsidiary. The combined ratio in group employee benefits insurance in the first quarter of 2005 was 94.4%, compared with 95.5% in the first quarter of 2004 and 94.7% for the full-year 2004.

Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Delphi continued to achieve excellent financial results in the first quarter of 2005, as operating earnings per share were at the top end of our range of guidance. We capitalized on ongoing favorable market conditions in our insurance businesses and continued strong earnings in our asset accumulation business, which is benefiting from wider spreads. In our group disability line at Reliance Standard, we achieved a 15% increase in production while continuing to focus intensely on smaller cases where we have historically achieved higher margins. Our premium growth in disability was boosted by a new strategic alliance with several health insurers in which Reliance Standard is responsible for underwriting, pricing and claims management on group disability policies we assume under a new reinsurance arrangement. This strategic alliance, which is primarily focused on employers with less than 300 employees, provides us with significant alternative distribution to our small case niche."

Mr. Rosenkranz added, "Safety National achieved a 47% increase in excess workers' compensation production, as a continued firm market in primary workers' compensation insurance is driving employers to self-insure or remain self-insured. In the first quarter, which included our important January renewal season, Safety National achieved moderate rate increases and 8% average increases in self-insured retentions, the critical point where risk shifts from our client to us. We continue to see few signs that the market for excess

DELPHI FINANCIAL REPORTS FIRST QUARTER 2005 OPERATING EPS OF $0.87        Page 2

workers' compensation will soften any time soon."

Delphi's net investment income in the first quarter of 2005 was $53.4 million compared to $52.5 million a year ago. Invested assets at March 31, 2005 were $3.6 billion compared to $3.3 billion at March 31, 2004. The pre-tax equivalent yield on the Company's investment portfolio in the first quarter of 2005 was 6.2% compared to 6.7% for the first quarter of 2004. Delphi's book value per share was $29.22 at March 31, 2005 compared with $29.36 at December 31, 2004.

CONFERENCE CALL

On April 27, 2005 at 11:00 AM (Eastern time), Delphi will broadcast the Company's first quarter 2005 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on April 27, 2005. Investors can also download Delphi's first quarter 2005 statistical supplement from the Company's website at www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statement made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expect," "believe," "plan," "outlook," "goal" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

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DELPHI FINANCIAL REPORTS FIRST QUARTER 2005 OPERATING EPS OF $0.87        Page 3

(1) Operating earnings, which is a non-GAAP financial measure, consist of net income excluding after-tax realized investment gains and losses, as applicable. After-tax net realized investment gains were $1.2 million and $3.4 million, or $0.04 per share and $0.11 per share, for the first quarter of 2005 and 2004, respectively. The Company believes that because realized investment gains and losses arise from events that, to a significant extent, are within management's discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company's operating trends. Investment gains and losses may be realized based on management's decision to dispose of an investment or management's judgment that a decline in the market value of an investment is other than temporary. Thus, realized investment gains and losses are not reflective of the Company's ongoing earnings capacity, and trends in the earnings of the Company's underlying insurance operations can be more clearly identified without the effects of these gains and losses. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, realized investment gains and losses are likely to occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company's overall performance and may not be calculated in the same manner as similarly titled captions in other companies' financial statements. All per share amounts are on a diluted basis.

                                -tables attached-

                          DELPHI FINANCIAL GROUP, INC.
                           NON-GAAP FINANCIAL MEASURES
                             RECONCILIATION TO GAAP
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   Three Months Ended
                                                                -----------------------
                                                                 03/31/05     03/31/04
                                                                ----------   ----------
INCOME STATEMENT DATA

OPERATING EARNINGS (NON-GAAP MEASURE)                           $   28,926   $   27,227
    Net realized investment gains, net of taxes                      1,181        3,394
                                                                ----------   ----------
NET INCOME (GAAP MEASURE)                                       $   30,107   $   30,621
                                                                ==========   ==========

DILUTED RESULTS PER SHARE OF COMMON STOCK:
    OPERATING EARNINGS (NON-GAAP MEASURE)                       $     0.87   $     0.83
      Net realized investment gains, net of taxes                     0.04         0.11
                                                                ----------   ----------
    NET INCOME (GAAP MEASURE)                                   $     0.91   $     0.94
                                                                ==========   ==========

BALANCE SHEET DATA                                               03/31/05     12/31/04
                                                                ----------   ----------

Shareholders' equity, excluding accumulated other
    comprehensive income                                        $  917,387   $  882,477
    Add:  Accumulated other comprehensive income                    24,558       57,371
                                                                ----------   ----------
Shareholders' equity (GAAP measure)                             $  941,945   $  939,848
                                                                ==========   ==========

DILUTED BOOK VALUE PER SHARE OF COMMON STOCK, EXCLUDING
    ACCUMULATED OTHER COMPREHENSIVE INCOME (NON-GAAP MEASURE)   $    28.53   $    27.73
    Add:  Accumulated other comprehensive income                      0.69         1.63
                                                                ----------   ----------
DILUTED BOOK VALUE PER SHARE OF COMMON STOCK (GAAP MEASURE)     $    29.22   $    29.36
                                                                ==========   ==========

Please see note 1 of the press release for a discussion regarding the usefulness of the non-GAAP financial measure "operating earnings." The Company believes that the non-GAAP financial measure "diluted book value per share excluding accumulated other comprehensive income" provides useful supplemental information because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP.

                    DELPHI FINANCIAL GROUP, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
          (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                Three Months Ended
                                                              ---------------------
                                                              03/31/05    03/31/04
                                                              ---------   ---------
Revenue:
    Premium and fee income                                    $ 239,600   $ 200,710
    Net investment income                                        53,437      52,543
    Net realized investment gains                                 1,817       5,221
                                                              ---------   ---------
                                                                294,854     258,474
                                                              ---------   ---------
Benefits and expenses:
    Benefits, claims and interest credited to policyholders     178,573     150,102
    Commissions and expenses                                     67,594      59,775
                                                              ---------   ---------
                                                                246,167     209,877
                                                              ---------   ---------

      Operating income                                           48,687      48,597

Interest expense:
    Corporate debt                                                3,670       3,436
    Junior subordinated deferrable interest debentures            1,171       1,105
Income tax expense                                               13,739      13,435
                                                              ---------   ---------

      Net income                                              $  30,107   $  30,621
                                                              =========   =========

Basic results per share of common stock:
      Net income                                              $    0.93   $    0.97

    Weighted average shares outstanding                          32,309      31,691

Diluted results per share of common stock:
      Net income                                              $    0.91   $    0.94

    Weighted average shares outstanding                          33,262      32,706

Dividends paid per share of common stock                      $    0.09   $    0.08

                          DELPHI FINANCIAL GROUP, INC.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS
                            (UNAUDITED; IN THOUSANDS)

                                                                       3/31/05       12/31/04
                                                                     -----------   -----------
Assets:
     Investments:
       Fixed maturity securities, available for sale                 $3,067,546    $3,049,013
       Short-term investments                                           138,126        95,761
       Other investments                                                437,863       396,302
                                                                     ----------    ----------
                                                                      3,643,535     3,541,076

     Cash                                                                25,768        24,324
     Cost of business acquired                                          225,030       212,549
     Reinsurance receivables                                            416,709       428,707
     Goodwill                                                            93,929        93,929
     Securities lending collateral                                      239,919       236,900
     Other assets                                                       237,537       203,777
     Assets held in separate account                                     90,683        88,205
                                                                     ----------    ----------

         Total assets                                                $4,973,110    $4,829,467
                                                                     ==========    ==========

Liabilities and Shareholders' Equity:
     Policy liabilities and accruals                                 $1,707,106    $1,663,903
     Policyholder account balances                                    1,027,930     1,024,577
     Corporate debt                                                     178,750       157,750
     Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities
       issued by unconsolidated subsidiaries                             59,762        59,762
     Securities lending payable                                         239,919       236,900
     Other liabilities and policyholder funds                           727,015       658,522
     Liabilities related to separate account                             90,683        88,205
                                                                     ----------    ----------

         Total liabilities                                            4,031,165     3,889,619

Shareholders' equity:
     Class A Common Stock                                                   306           304
     Class B Common Stock                                                    39            39
     Additional paid-in capital                                         414,569       406,908
     Accumulated other comprehensive income                              24,558        57,371
     Retained earnings                                                  561,787       534,540
     Treasury stock, at cost                                            (59,314)      (59,314)
                                                                     ----------    ----------
                                                                        941,945       939,848
                                                                     ----------    ----------
         Total liabilities and shareholders' equity                  $4,973,110    $4,829,467
                                                                     ==========    ==========

                          DELPHI FINANCIAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED; IN THOUSANDS)

                                                                                   3/31/05      03/31/04
                                                                                 -----------   ----------
Operating activities:
     Net income                                                                  $   30,107    $  30,621
     Adjustments to reconcile net income to net cash provided
         by operating activities:
       Change in policy liabilities and policyholder accounts                        75,043       53,665
       Net change in reinsurance receivables and payables                            11,141       13,330
       Amortization, principally the cost of business acquired and investments       14,328        6,094
       Deferred costs of business acquired                                          (25,280)     (25,331)
       Net realized gains on investments                                             (1,817)      (5,221)
       Net change in federal income tax liability                                    10,640       15,374
       Other                                                                        (35,870)     (25,178)
                                                                                 ----------    ---------
         Net cash provided by operating activities                                   78,292       63,354
                                                                                 ----------    ---------

Investing activities:
     Purchases of investments and loans made                                       (505,340)    (612,501)
     Sales of investments and receipts from repayment of loans                      383,525      509,625
     Maturities of investments                                                       68,474       38,976
     Net change in short-term investments                                           (42,365)       4,751
     Change in deposit in separate account                                           (2,925)        (762)
                                                                                 ----------    ---------
         Net cash used by investing activities                                      (98,631)     (59,911)
                                                                                 ----------    ---------

Financing activities:
     Deposits to policyholder accounts                                               23,351       30,704
     Withdrawals from policyholder accounts                                         (23,545)     (21,618)
     Borrowings under revolving credit facility                                      26,000       11,000
     Principal payments under revolving credit facility                              (5,000)           -
     Change in liability for Federal Home Loan Bank advances                              -      (25,000)
     Other financing activities                                                         977        6,113
                                                                                  ---------    ---------
         Net cash provided by financing activities                                   21,783        1,199
                                                                                  ---------    ---------

Increase in cash                                                                      1,444        4,642
Cash at beginning of period                                                          24,324       18,733
                                                                                 ----------    ---------
         Cash at end of period                                                    $  25,768     $ 23,375
                                                                                  =========    =========